Exhibit 99.1

EDITED TRANSCRIPT

FCN - Q2 2019 FTI Consulting Inc Earnings Call

EVENT DATE/TIME: JULY 25, 2019 / 1:00PM GMT

OVERVIEW:

Co. reported 2Q19 revenues of $606.1m, net income of $64.6m and GAAP EPS of $1.69. Expects 2019 revenue to be $2.175-2.250b, EPS to be $4.88-5.38 and adjusted EPS to be $5.00-5.50.

JULY 25, 2019 / 1:00PM, FCN - Q2 2019 FTI Consulting Inc Earnings Call

CORPORATE PARTICIPANTS

Ajay J. Sabherwal FTI Consulting, Inc. - CFO

Mollie Hawkes FTI Consulting, Inc. - VP of IR & Communications

Steven H. Gunby FTI Consulting, Inc. - President, CEO & Director

CONFERENCE CALL PARTICIPANTS

Marc Frye Riddick Sidoti & Company, LLC - Business and Consumer Services Analyst

Tobey O’Brien Sommer SunTrust Robinson Humphrey, Inc., Research Division - MD

Trevor Romeo William Blair & Company L.L.C., Research Division - Associate

PRESENTATION

Operator

Welcome to the FTI Consulting Second Quarter 2019 Earnings Conference Call. (Operator Instructions) Please note this event is being recorded.

I would now like to turn the conference over to Mollie Hawkes, Vice President of Investor Relations. Please go ahead.

Mollie Hawkes - FTI Consulting, Inc. - VP of IR & Communications

Good morning. Welcome to the FTI Consulting conference call to discuss the company’s second quarter of 2019 earnings results as reported this morning. Management will begin with formal remarks, after which they will take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 of the Securities Exchange Act of 1934 that involve risks and uncertainties. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to financial performance, acquisitions, share repurchases, business trends and other information or other matters that are not historical, including statements regarding estimates of our future financial results and other matters.

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the safe harbor statement in the earnings press release issued this morning, a copy of which is available on our website at www.fticonsulting.com as well as other disclosures under the heading of Risk Factors and Forward-looking Information in our annual report on Form 10-K for the year ended December 31, 2018, and in our other filings with the SEC. Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this earnings call and will not be updated.

During the quarter, we will discuss certain non-GAAP financial measures such as total segment operating income, adjusted EBITDA, total adjusted segment EBITDA, adjusted earnings per diluted share, adjusted net income, adjusted EBITDA margin and free cash flow. For a discussion of these and other non-GAAP financial measures as well as our reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures, investors should review the press release and the accompanying financial tables that we issued this morning, which include these reconciliations.

Lastly, there are 2 items that have been posted to the Investor Relations section of our website this morning for your reference. These include a quarterly earnings presentation and an Excel and PDF of our historical financial and operating data, which have been updated to include our second quarter of 2019 results.

JULY 25, 2019 / 1:00PM, FCN - Q2 2019 FTI Consulting Inc Earnings Call

Of note, during today’s prepared remarks, management will not speak directly to the quarterly earnings presentation posted to the Investor Relations section of our website. To ensure our disclosures are consistent, these slides provide the same details as they have historically, and as I’vesaid, are available on our Investor Relations section of our website.

With these formalities out of the way, I’m joined today by Steven Gunby, our President and Chief Executive Officer; and Ajay Sabherwal, our Chief Financial Officer.

At this time, I will turn the call over to our President and Chief Executive Officer, Steve Gunby.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Thank you, Mollie. Good morning to everyone, and thank you all for joining us.

As I’m sure many of you saw in our press release this morning, this quarter’s financial results were extraordinary once again. Combined with the exceptional first quarter, we have had a remarkable start to 2019, a record-breaking start to 2019.

The second quarter revenues increased 18% year-over-year and that’s 18% compared to what was already a strong second quarter performance last year — with all of that 18% growth organic. That revenue growth translated, not surprisingly, into an unprecedented level of earnings for the company with GAAP EPS of $1.69 and adjusted EPS of $1.73.

Pause a second to let those numbers sink in because I still find them remarkable. But let me also underscore, as I do almost every time I’m on a call, that quarterly results in our industry and for our company are imperfect measures, any quarterly results can be substantially affected either negatively or positively by short-term factors. And in this quarter, we benefited substantially from some short-term factors, such as a near record level of success fees, a lower level of tax rate and among some other items that Ajay will go through in more detail shortly. So let me stress here, as always, one can never take one of our quarters and multiply it by 4.

But it is possible to get a true sense of the strength of this company by looking beyond quarters. First, one can look at the longer-term financial trends; and second, more important, one can dive below the financial trends to see what’s actually happening at the company: the assignments we’re winning, the investments we’re making, the number of promotions of great people that we’re able to do, the level of lateral hires made, et cetera. To me, what’s more powerful, more powerful than even these extraordinary quarterly results is that when I do either of these things, either look at the longer-term financial trends or look at what’s going on in this company qualitatively, I get at least as excited and impressed as financial types do when they see the quarterly results.

So let me take a minute to give you a flavor of that. In terms of the longer-term financial results, if you look at the last 4 years to 5 years, you see a lot of zigs and zags, as we talk about, in quarterly results and I believe that is how we will always be. But through the zigs and zags, you see a powerful underlying trend, a long-term trend that is solidly up. As I think most of you know, 2018 was a first year ever in the history of this company that we delivered 4 consecutive years of adjusted EPS growth. And if you get anywhere — if we get anywhere in the guidance range for 2019, this will be yet another year. We can and, I believe, should ignore the zigs and zags of quarterly earnings. But the long-term trajectory does in fact reflect the strength, the power, the durability of the moves our people are making in creating a more robust, relevant and durable institution. And as powerful as looking at the long-term financial trends is, even more powerful to me is to look at “why?”, to dive below the financials to say, “What’s driving this? Where are we building this enterprise? How are we building this enterprise?”

So let me take a couple of passes at that question. In the U.S. restructuring business, for example, we’re not growing because the market is lifting all boats but because we’ve been able to support great professionals as they develop into better versions of themselves and support those professionals with talented junior staff they can mentor. And use those successes and the winning feel that it creates in our business to attract, from the outside, leading professionals into that already great team.

JULY 25, 2019 / 1:00PM, FCN - Q2 2019 FTI Consulting Inc Earnings Call

Similarly, in London, we are growing not because the market is moving but because we’ve invested actually over many years behind the great initial team, use that team to attract and develop talent who’d allowed us to take what was once a #5 position in restructuring to a #4 and #3, and now perhaps, the leading position in London.

More recently, we’ve been able to attract Andersch AG, the leading restructuring firm is all of Germany, in part because they were attracted to the terrific teams that we’d assembled in New York and London and elsewhere as well as the culture those teams have created and to the powerful global positions that they have created that we have in each of those markets. And that’s just in restructuring.

If you look at business transformation, we’ve gone aggressively after a natural adjacency, leveraging our restructuring-oriented heritage, to roll-up your sleeves, get the job done heritage. To go after the key parts of the healthy company market that want results-oriented mentality, who want the type of capabilities we have and we are having enormous success.

In antitrust for a long time we’ve had the leading position in the U.S., but rather than sit with that position, our teams have leveraged it to attract further talent domestically and talent abroad so that now we’re the leading team not just in the U.S. but also in London, on the continent and many places in Australia and Asia.

In disputes and investigations, we’ve continued to grow great businesses that we’ve had for a long period of time, like construction solutions. But the teams there have also invested aggressively in key adjacencies like cybersecurity. I like the cybersecurity example; it’s a great example the way investments can add to our capabilities but also reinforce and draw on core strengths. The biggest cyber incidents tie to multiple of our leading capabilities, whether it’s strength in investigations, damages estimation, management of regulatory structures, communication with regulators and boards, all of those things get surfaced during the course of a cyber assignment.

Cyber is a natural place for us, a natural place of strength for us. And a place that as we’ve dived in, we’ve almost immediately started to hit home runs. That’s just a smattering of examples. You could also speak at as we have in previous calls, the investments that have allowed Stratcoms to soar or tech to do the major turnaround that, that team there has driven.

There are lots of different stories, lots of powerful, different stories. The results of all of those efforts by our teams is that our company is winning more big jobs than ever. We’re creating more value for our clients and more brand value for us in more places around the world and in more segments. We are increasingly becoming the firm that is called on when our clients, any place around the world, are facing their greatest opportunities and challenge.

I know we’re dealing with a financial audience here, but I want to stress a second market we cater to that is, to me, as equally important. And second market that we’re having also extraordinary success in, which is our people. We serve our clients but people businesses like ours also serve our people. We’re not a company of machines. This company only thrives off the energy and drive of talented individuals. If anyone in professional services wants to create a vibrant institution, an institution that lasts, doesn’t create short-term profits and goes away but lasts and creates lasting shareholder value, you have to do that by building an institution that invests behind great people. I think equally as powerful as the wins in the market has been the progress we’ve made in winning the war for talent.

The market for talent is starting to view as FTI as the place to be. And because of that, we’ve been able to attract people laterally at the senior and mid-level at unprecedented rates, record rates. And we’ve been able to do that while creating more growth and development opportunities for our people, record levels of promotion internally. It is those measures of success, winning in the marketplace of the client but also winning in the marketplace of the hearts and minds of dedicated, committed professionals that has me most excited.

That success, all the success, of course, doesn’t mean we’re not going to have a bad quarter at some point. I believe this industry and we inevitably are going to have some zigs and zags. But we today have leaders who are committed to building our firm, who are encouraging leadership at multiple levels of our organization, leaders that are supporting the ambition to drive lots of people within our organization. We have leaders who are listening to the market and our clients. We have leaders who are willing to make bets in disciplined ways. Leaders are making sure we’re doubling down when the bets are working and pulling the plug when they are not. We have leaders who are committed to providing growth and mentorship opportunities for their teams. We have leaders who are willing to invest and even suffer bad quarters if they have to if it builds the company and the institution and the future. That is the mindset we have across FTI today. To me, it is the culture and the mindset of a great professional services firm.

JULY 25, 2019 / 1:00PM, FCN - Q2 2019 FTI Consulting Inc Earnings Call

And that is why I believe the success rate of FTI, not in every quarter, but over any extended period of time can extend for many more years to come. I’m excited. I look forward to it. And I very much hope to see all of you on that journey as well.

So with that, let me turn this over to Ajay to give you more details on the extraordinary quarter. Ajay?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

Thank you, Steve. Good morning, everybody. I will start by summarizing our quarterly results. Then I will review results at the segment level as well as key cash flow and balance sheet items. After that, I will discuss guidance for the year.

In summary, as Steve said, the second quarter was once again another record quarter. This quarter’s year-over-year revenue growth was the highest organic revenue growth we have ever reported. Furthermore, it was broad-based with growth in every segment and every region. We also grew billable headcount by 10.6% year-over-year and have promoted a record number of professionals so far in 2019.

Even with this level of headcount growth, utilization remains strong and our adjusted EBITDA surged, increasing 34.3% year-over-year. As Steve mentioned, we did benefit from some significant items, such as our outsized success fees in the quarter. At the end of my prepared remarks, I will discuss guidance for the balance of the year, which though strong, points to lower second half performance versus our exceptional first half of the year performance. We are extremely pleased with these results, which are a testimonial of our strong client relationships and capabilities globally.

Moving on to the details for the quarter. Second quarter 2019 revenues of $606.1 million were up $94 million or 18.4% compared to revenues of $512.1 million in the prior year quarter. Excluding the estimated negative impact from FX, revenues increased $102.4 million or 20% compared to the prior year quarter.

GAAP EPS were $1.69 in 2Q ‘19 compared to earnings per share of $1.14 in 2Q ‘18. Adjusted EPS for the quarter were $1.73, which compared to $1.14 in the prior year quarter. The difference between our GAAP and adjusted EPS reflects $2.1 million of noncash interest expense related to the company’s 2% convertible notes, which decreased GAAP EPS by $0.04.

Second quarter 2019 net income of $64.6 million compared to net income of $43.6 million in the prior year quarter. The year-over-year increase was primarily due to higher operating profits in our Corporate Finance & Restructuring, Economic Consulting and Technology segments.

SG&A for 2Q ‘19 of $129.9 million was 21.4% of revenues. This compares to SG&A of $117.9 million or 23% of revenues in the second quarter of 2018. The dollar increase in SG&A was primarily due to higher compensation, legal expenses and travel and entertainment expenses.

Second quarter 2019 adjusted EBITDA of $97.2 million or 16% of revenues compared to $72.4 million or 14.1% of revenues in the prior year quarter.

Our effective tax rate for the second quarter of 2019 of 24.8% compared to 24.4% in the second quarter of 2018. Our effective tax rate during the second quarter benefited from $1.9 million in favorable discrete tax items of which $1.3 million was related to share-based compensation with the remaining $600,000 reflecting discrete items related to U.S. tax reform. In the second quarter of 2018, net effective tax rate was favorably impacted by a 2.4% discrete tax adjustment related to changes in certain state tax laws.

Relative to Q1 of 2019, while revenues increased $54.8 million, adjusted EBITDA increased only $1.1 million. This is largely due to increased compensation resulting from higher variable compensation reflecting our record first half, annual pay increases and headcount growth as well as an increase in SG&A expenses.

JULY 25, 2019 / 1:00PM, FCN - Q2 2019 FTI Consulting Inc Earnings Call

Now I will share some insight at the segment level. In Corporate Finance & Restructuring, record revenues of $190 million increased 34.4% compared to the prior year quarter. The increase in revenues was primarily driven by double-digit revenue growth in both our business transformation and transactions and restructuring businesses and higher success fees, which increased $15.4 million compared to the prior year quarter.

Adjusted segment EBITDA was $50.5 million or 26.6% of segment revenues compared to $35.8 million or 25.3% of segment revenues in the prior year quarter. The year-over-year increase in adjusted segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in compensation resulting from higher variable compensation and a 16.1% increase in billable headcount as well as higher SG&A expenses.

Turning to FLC. Record revenues of $145.9 million increased 9.2% compared to the prior year quarter. The increase in revenues was primarily driven by higher demand for our health solutions, construction solutions and dispute services.

Adjusted segment EBITDA was $28.2 million or 19.4% of segment revenues compared to $27.6 million or 20.7% of segment revenues in the prior year quarter. The year-over-year increase in adjusted segment EBITDA was due to higher revenues, which was partially offset by higher compensation, principally related to a 13.8% increase in billable headcount and higher SG&A expenses.

Our Economic Consulting segment’s record revenues of $155.5 million increased 16.6% compared to the prior year quarter. The increase in revenues was largely due to higher demand for antitrust services in North America and EMEA.

Adjusted segment EBITDA was $23.3 million or 15% of segment revenues compared to $15.5 million or 11.6% of segment revenues in the prior year quarter. The year-over-year increase in adjusted segment EBITDA was due to higher revenues coupled with a 10 percentage point improvement in utilization, which was partially offset by an increase in compensation primarily from higher variable compensation.

In Technology, revenues of $55.6 million increased 19.8% compared to the prior year quarter. The increase in revenues was primarily due to higher demand for cross-border investigations services as well as our success with our client-centric, software-agnostic strategy.

Adjusted segment EBITDA was $12.9 million or 23.1% of segment revenues compared to $7.5 million or 16.2% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was due to higher revenues and lower SG&A expenses primarily from a decline in R&D expense resulting from the September 2018 sale of our Ringtail software and related businesses, which was partially offset by an increase in compensation related to as-needed contractors and a 10.2% increase in billable headcount.

Revenues in Strategic Communications segment of $59.1 million increased 2.8% compared to the prior year quarter. The increase in revenues was primarily due to higher demand for project-based corporate reputation services in North America and EMEA. Adjusted segment EBITDA of $10.5 million or 17.7% of segment revenues compared to $11 million or 19.1% of segment revenues in the prior year quarter. The decrease in adjusted segment EBITDA was due to slightly higher SG&A expenses.

Let me now discuss key cash flow and balance sheet items. We generated net cash from operating activities of $47.6 million and free cash flow of $37.1 million in the quarter. During the quarter, we repurchased 579,771 shares of our common stock at an average price per share of $83.34 for a total cost of $48.3 million. As of June 30 of 2019, approximately $102.4 million remained available for stock repurchases under the company’s $400 million stock repurchase authorization.

Total debt net of cash of $147.1 million at June 30, 2019, compared to $137 million at March 31, and $258.4 million at June 30 of 2018.

Turning to our guidance for the year. We now expect 2019 revenues will range between $2.175 billion and $2.25 billion, up from our prior guidance of at least $2.1 billion. 2019 GAAP EPS is now expected to range between $4.88 and $5.38, up from our prior guidance of at least $3.88. We now expect 2019 adjusted EPS to range between $5 and $5.50, up from our prior guidance of at least $4. The $0.12 per share variance between EPS and adjusted EPS guidance for full year 2019 includes estimated noncash interest expense of approximately $0.17 per share related to the company’s 2023 convertible notes and the first quarter of 2019, $0.05 per share gain related to the Ringtail divestiture.

JULY 25, 2019 / 1:00PM, FCN - Q2 2019 FTI Consulting Inc Earnings Call

Our updated guidance for full year 2019 reflects continued strong performance for the remainder of the year but significantly lower results than our record first half of the year. We expect reversion of success fees and taxes to average levels. In aggregate, success fees were $24.3 million across our businesses in Q2. This compares to our 5-year historical quarterly average of $7.5 million for success fees per quarter.

Our first and second quarter of 2019 effective tax rates of 24.1% and 24.8%, respectively, were lower than expected due to favorable discrete tax adjustments. For the balance of 2019, we expect our effective tax rate to be between 26% and 28%. We are investing in infrastructure, including both improvements to our real estate and IT systems. Despite continued record hiring, we have thus far this year maintained strong utilization. This is atypical and may not continue — a slower expected pace of work in the summer and in the fourth quarter as our colleagues may take time off for summer vacations and the year-end holidays, particularly after such a busy first half.

And finally, our intake of and success rate in winning business may moderate. Before I close, let me reiterate 5 key themes. First, growing dislocation globally creates a large market opportunity for us. Second, our balance sheet strength gives us the flexibility to invest aggressively to realize our earnings potential. First and foremost, we are focused on organic growth and will add capacity in the right places by attracting top-quality talent. Also when we see potential acquisitions that enhance our capabilities or expand our geographic reach, we are able to pursue them in a disciplined manner. Third, organic growth and acquisitions do not preclude our ability to return capital to shareholders. Since we introduced our current share repurchase program on June 2, 2016, we have returned approximately $297.6 million to shareholders through repurchases of 6.79 million shares of common stock at an average price per share of $43.81. Fourth, our leadership team remains focused on growth with strong staff utilization and success with both has resulted in sharply higher revenues and adjusted EBITDA. And finally, this performance has been achieved without a boom in restructuring.

With that, we will open the call up for your questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question comes from Tobey Sommer with SunTrust.

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

Wanted to ask a question about your hiring trend. I think it’s about 10% up year-over-year and up a couple of points sequentially. What is the pace of inbound inquiries, particularly among senior people? And how does that compare to your experience and tenure over the last handful of years?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Thanks, Tobey. Let me take that, Ajay. Look, I guess, the colloquial way to say this, Tobey, is the phone is ringing off the hook in a way that I think is probably unprecedented in the company’s history. I think we’re benefiting from a couple of things. I think part of it is what we’re doing right. I think as we have been starting to clearly win in the marketplace, that’s a very attractive phenomenon. And you end up with a lot of people wanting to join a winning team. And I think the other thing that’s happening is some dislocation in different parts around the world in some of our leading competitors. And the combination of those 2 are formidable.

I think over the last 12 months, roughly, I think it might be 53 lateral hire SMDs on a base of something like 500. I mean it’s over 10% hires in SMDs laterally. I mean that’s never happened in the history of this company before. And it’s not just because we turned on the spigot, you can’t just turn on the spigot. You’ve got to turn on the spigot when great people are available. And the combination of some issues with some competitors and just the strength that — of what’s going on in our company has meant a deluge of phone calls and it’s pretty exciting. Did I talk to your question, Tobey?

JULY 25, 2019 / 1:00PM, FCN - Q2 2019 FTI Consulting Inc Earnings Call

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

Yes. Absolutely. I did have a question about the profit impact of success fees. I guess it’s $16 million, $17 million above your average quarterly rate as you described, Ajay. What sort of flow-through and impact on EBITDA does that kind of surplus of success fees trigger in the quarter?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

So Tobey, I’m not going to tell you. We don’t disclose margins on success fees. But even if you apply the average gross margin, you would get a sense for it.

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

Okay. And when you think of the business geographically, you do have some data in your slide deck describing growth rates. Could you describe or give a little color about the European growth and market there, which is — seems very rapid on a decent base? And then conversely, describe if there are any market-related headwinds in Asia?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Yes. Thanks. Tobey, look, I think one of the most powerful things that are going on today is the fact that we have no businesses that are really drags on our company. One of the things, I mean, we’ve had now businesses growing for the last few years as we made investments that started to come to fruition, but sometimes that can get masked by businesses that are still needing fixes. And we had fixes in different parts of the world and we had different fixes in different parts of different businesses that were clouding the success.

The truth is today, we — I am excited about what’s going on in every region of this company and every segment. And as I say internally, if you could advise your grandmother and there were stock availability for each segment and each region, you could look at your grandmother and suggest that she invest in each part of that. I truly believe that. So we have real strength different places. I think one of the biggest things you didn’t mention was that for a while, our North American business wasn’t growing. And our North American business is growing a lot right now.

But to the 2 points, Asia is growing. I think it probably grew high single digits year-over-year. And we got a lot of growth opportunities in Asia. The issue there is like it is everyplace — is the ability to continue to grow and find talent. And we just have to do that. We had some pretty serious fixes in a couple of parts of Asia Pacific in — a few years back, I think you remember us talking about Australia. I think that’s behind us. But now you have to grow people in order to — and find additional talent. But we have a good business over there and I think it grew year-on-year pretty sizably.

EMEA is a fabulous story. And by the way, Latin America, we don’t talk about it, it’s small. But we had some fixes down there. And it’s — we have — I was just visiting down a number of our offices in Latin America. The team we have down there is, I think, unprecedented in quality in our history. And it’s a terrific team and I’m excited about it. We’re subscale in many markets, we’ve got to change that over time. But we have a team that’s worth investing in.

EMEA, the story is extraordinary. That was a move really 4 years, 5 years ago to commit to growth there. We had talented positions there. We just hadn’t fully committed to growth. And we made some leadership changes, we got the local leaders of various segments together, and they put together ambitious plans. And this has been going on now for a number of years. Sometimes it gets obscured because currency can obscure it and there are zigs and zags. But the growth trend in Europe has been a powerful one for a while. Now it’s becoming more material as Europe gets bigger. Europe is a $500 million business today; at 20% growth on that is a lot bigger than when it was a $250 million business. But it’s exciting. And I think the ambition for our teams over there is that to drive that on a continued way. The other point I’d make about Europe is, Europe, we have — we used to think of it as only a U.K. business. We now have a powerful set of businesses on the continent as well. But man, the ability to grow the continent is extraordinary as well as continuing to grow the markets we’re in. So I’m excited about Europe. Did I answer your question, Tobey?

JULY 25, 2019 / 1:00PM, FCN - Q2 2019 FTI Consulting Inc Earnings Call

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

You did. And my final question is with respect to M&A and antitrust being the driver, do you have any visibility into sort of a pipeline of future deals? I can recall historically, periodically, it being referenced that the company’s economists could get brought in ahead of deals to evaluate them and kind of assess what trade-offs you might need to be given to regulators to push them through. So I’m wondering what sort of forward sense you have for that business?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Look, I think we do have a bit of a forward sense, that happens sometimes. That doesn’t actually — I mean, it’s a complicated translation of that into whether a deal actually gets consummated and then whether there’s a second request and the government challenges it. So there’s no natural — I’ve never seen a formula that you could rely on that says, “Initial conversations translate in the following mathematical way to revenue.” I think it’s hard to predict. And that world is different in different parts around the world. I mean the second quarter our — the U.S. M&A business continued to boom. It was extraordinary. Whereas some places overseas, it was much lower. So I think you’re right, that we have more of an early-warning system than many people but I’m not sure it’s a perfect early-warning system, Tobey. Ajay, did you have something to add to that?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

Yes. Let me just give you a little bit more color. Our guidance is all-encompassing so I’m not going to get more specific but I will give you more color. Look, antitrust includes M&A and non-M&A. And in fact, our — both have grown. And non-M&A a little bit faster than M&A. So it’s not only related to deals. And clearly, yes, of course, it’s related prior to the deal being consummated or announced and, of course, this is why we don’t talk about deals per se. But we’re doing incredibly well in both North America and EMEA in M&A, in non-M&A, with growth in both areas.

Operator

Our next question comes from Marc Riddick with Sidoti & Company.

Marc Frye Riddick - Sidoti & Company, LLC - Business and Consumer Services Analyst

I wanted to touch a little bit on Economic Consulting, if we could, because this is another quarter where utilization has continued to — from a strong level, has continued to grow sequentially. I was wondering if you could touch a little bit about that and sort of maybe how you see that playing out because of all the segments that’s the one area where the — maybe the year-over-year hiring growth isn’t as much as the other segments and yet Econ seems to be doing very well particularly with very strong utilization. I was wondering if you could touch a little bit on that, what you’re seeing there? And maybe we should — how we should be thinking about that?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

Marc, a little bit I’m going to be repeating what I just said to Tobey. It’s a great outcome. Last year, we had a very major deal that we were working on. And we were worried about the year-over-year comparisons. This year, we have a multitude of deals plus it’s the non-M&A portion of it and in multiple geographies. And our growth ambitions are great there, our hiring ambitions are great there. And utilization is a derivation with excellent business creating such utilization. So I am very, very excited about what we’re doing.

Marc Frye Riddick - Sidoti & Company, LLC - Business and Consumer Services Analyst

Okay. Great. And then wondering if you touch a little bit on — moving over to Corporate Finance for a moment. The — if you could touch a little bit about the billing rate growth, that seemed just — given the strength in the business but also the pickup in headcount, usually you would think that maybe billing rate would stabilize a bit when you’re bringing on new heads. But I just wanted to get some thoughts around that and maybe what you’re seeing? Whether that’s a business mix issue? Or if there is something else there we should be thinking about?

JULY 25, 2019 / 1:00PM, FCN - Q2 2019 FTI Consulting Inc Earnings Call

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

So you are actually asking a question based on how I was doing my forecast and my guidance as well. When you hire lots and lots of people, you initially expect utilization to fall. And we haven’t been seeing that. Now clearly, high utilization bodes well for billing rates. There’s more to it, though. There is also the mix of people. Hiring — our growth rate is 10.6% year-over-year, but SMD growth rate is 15% year-over-year. And they’re busy, too. And their rates are higher, as you can imagine. So it’s a mix of who’s doing the work, who’s busy, the kinds of jobs that you do. It’s a combination of all of those things that results in this bill rate, which exceeds our expectations as well.

Marc Frye Riddick - Sidoti & Company, LLC - Business and Consumer Services Analyst

Okay. Great. And then one last thing, I’m not sure. And forgive me if I missed this in your prepared remarks, Ajay. But I just wondered if you touch a little bit about what you’re expecting from a CapEx perspective? What we should be thinking about, whether or not the recent acquisition adds to that or not? And if there were any changes there?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

No. CapEx won’t be affected by the acquisition. And we’ve given CapEx guidance, I think, specific in the 10-Q. But it’s roughly $30 million to $40 million a year.

Operator

Our next question comes from Tim McHugh with William Blair.

Trevor Romeo - William Blair & Company L.L.C., Research Division - Associate

It’s actually Trevor Romeo on for Tim. And great results, obviously. Just wanted to ask overall across the company or maybe even down to the segment level if you have any examples, just how would you describe the size of projects right now? Are you seeing project size increase across the board? Or is it sort of a greater number of smaller projects? Maybe it’s a little bit of both, but just wondering if that’s a factor in the growth at all.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Look, Trevor, I’ll have to give you a qualitative sense of that. I do think that when business is up, you probably have more of all sorts of projects but I think what does drive our business is, a lot of — a number of large projects. And I think what’s going on is that we’re winning more of the largest assignments in — across multiple segments. It’s not one job. Let me be clear, it’s not like 1 job in 1 segment is doing this. It’s a multiple of jobs. But it’s not a lot of $1,500 assignments that are adding up here.

These are us winning — the stuff that is on the front page of the Wall Street Journal, even if our name isn’t identified in it. And these are major assignments, where there is a lot at stake for the company and they’re interested in the leading professionals and are willing to pay for it. And — so I think we’re just — this business is driven by the number of large jobs that we win and we’re winning them. And we’re not only winning them in a couple of segment or in 1 region, now we’re winning in multiple places around the world. So I would think that’s my view qualitatively; it’s probably primarily the number of large jobs across all the segments in world. You disagree, Ajay? Or you agree?

JULY 25, 2019 / 1:00PM, FCN - Q2 2019 FTI Consulting Inc Earnings Call

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

Entirely agree, sir.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Good. Does that help, Trevor?

Trevor Romeo - William Blair & Company L.L.C., Research Division - Associate

Yes. No, that makes sense. Definitely helpful. And just, I guess, the second question. So on the restructuring — the Corporate Finance & Restructuring segment, I guess, just with the growth being so strong there again despite, as you I think both pointed out, not really seeing a boom in the overall restructuring market. I guess is there just any sort of common thread across your — the conversations you’re having with clients at all? Is there any specific thing that they’re looking for? Or is it kind of just a wide variety of needs that you’re able to serve for them?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Look, I think there is a common thread, but it’s actually a more internal common thread. Let me just — let me maybe give you a sense of that. Look, I think — look, in great professional services firms, there’s a chance to become real complacent. I found this when I at BCG — the hardest place to reinvigorate for growth was the Boston office of the Boston Consulting Group. And this business had very little effects, right? I mean we were the leading firm in creditor rights, we had a decent company side position. We had other businesses.

What’s changed over the last few years is, we’ve got now people with ambition to build those businesses, who’re willing to say, “Yes, we’re great but, boy, we could be better here,” or “Yes, we’re great but this capability can be extended elsewhere.” And so we’re great in Creditor Rights, but Mike and Carlyn attracted a couple of people from health care Creditor Rights, where we weren’t as strong and they’ve hit the ground running. We’re great in company side but we weren’t winning as many of the biggest jobs as we should have because we didn’t have relationships with a couple of law firms and they named that issue and they went after that and changed those relationships.

We were good in non-restructuring businesses but we didn’t have an aggressive growth plan. We weren’t — I think at one point, we weren’t willing to take the risk of hiring laterals and hiring people ahead of demand. And Carlyn has said, “We can put a plan together, you just to back me, Steve.” And she put a plan together and we backed her, and she is having an enormous amount of success. And then there are leaders below that level. We now have a whole generation of 40-somethings who are eager to build businesses, who have been given leadership positions in transaction advisory services and other businesses, who we’re willing to invest behind.

And there are occasionally mistakes that you lose some money on the investments. Most investments, you lose money for the first year even if it’s right. But occasionally, mistakes. But mostly, we have such a great set of positions that we could bet behind. And that was — most of that description was the U.S. but we had a great position in London. And it just needed support to grow it further. And then that, in turn, attracts interest on the continent. So we ended up with this Andersch group wanting to join us and so forth.

And — so I think that’s it. The breadth of stuff we’re doing for clients is the broadest we’ve ever done. I think we’re the only firm that really has a strong company side and creditor side. And we’ve now grown our transaction advisory services, our OCFO services, our performance improvement services and da, da, da, dada and we’ve grown our strength around the world. So the breadth of our client engagements is growing. I think the fundamental change has been the driving ambition of our leaders and the number of ambitious leaders that are in place. And that’s why that’s — I attribute that at least as much internally as to any market forces. Trevor, does that help?

JULY 25, 2019 / 1:00PM, FCN - Q2 2019 FTI Consulting Inc Earnings Call

Trevor Romeo - William Blair & Company L.L.C., Research Division - Associate

Yes. Definitely.

Operator

Our next question is a follow-up from Tobey Sommer with SunTrust.

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

Just a numbers question. Ajay, could you give us a sense for what the long-term tax rate outlook should be just for modeling purposes?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

I think this 26%, 28% is a good one. That’s a good one. That’s a good number. I mean no. I can’t predict what the tax rates around the world are going to do with the various governments, et cetera. But assuming all that remaining constant, then that’s a good number.

Operator

This concludes our question-and-answer session as well as today’s conference. Thank you for attending today’s presentation. You may now disconnect.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Thank you all for joining us.

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